UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

Amendment No. 1

Under the Securities Exchange Act of 1934

China Kanghui Holdings

(Name of Issuer)

Ordinary Shares* American Depositary Shares

(Title of Class of Securities)

16890V100 **

(CUSIP Number)

December 31, 2010

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

*	Not for trading, but only in connection with the registration of American Depositary Shares each representing six ordinary shares.

**	This CUSIP number applies to the American Depositary Shares.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G	Page 2 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 16,366,490
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 16,366,490
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 16,366,490
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 11.96%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 3 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund-A L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 3,344,660
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 3,344,660
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,344,660
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.44%[2]
12	TYPE OF REPORTING PERSON PN

[2]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 4 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS IDG-Accel China Investors L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,524,730
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,524,730
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,524,730
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.11%[3]
12	TYPE OF REPORTING PERSON PN

[3]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 5 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund Associates L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,711,150[4]
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 19,711,150
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,711,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.41%[5]
12	TYPE OF REPORTING PERSON PN

[4]

Includes 16,366,490 ordinary shares held by IDG-Accel China Growth Fund L.P. and 3,344,660 ordinary shares held by IDG-Accel China Growth Fund-A L.P. Each of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. is controlled by its general partner IDG-Accel China Growth Fund Associates L.P., which in turn is controlled by its general partner IDG-Accel China Growth Fund GP Associates Ltd. The two directors of IDG-Accel China Growth Fund GP Associates Ltd. are Quan Zhou and Patrick J. McGovern, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of Messrs Patrick McGovern and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Acccel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. except to the extent of his pecuniary interest therein.

[5]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 6 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS IDG-Accel China Growth Fund GP Associates Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 19,711,150[6]
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 19,711,150
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,711,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.41%[7]
12	TYPE OF REPORTING PERSON PN

[6]

Includes 16,366,490 ordinary shares held by IDG-Accel China Growth Fund L.P. and 3,344,660 ordinary shares held by IDG-Accel China Growth Fund-A L.P. Each of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. is controlled by its general partner IDG-Accel China Growth Fund Associates L.P., which in turn is controlled by its general partner IDG-Accel China Growth Fund GP Associates Ltd. The two directors of IDG-Accel China Growth Fund GP Associates Ltd. are Quan Zhou and Patrick J. McGovern, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of Messrs Patrick McGovern and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Acccel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. except to the extent of his pecuniary interest therein.

[7]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 7 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS IDG-Accel China Investors Associates Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,524,730[8]
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 1,524,730
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,524,730
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.11%[9]
12	TYPE OF REPORTING PERSON PN

[8]

Includes 1,524,730 ordinary shares held by IDG-Accel China Investors L.P., which is controlled by IDG-Accel China Investors Associates Ltd., its general partner. The two directors of IDG-Accel China Investors Associates Ltd. are Quan Zhou and James W. Breyer, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Investors L.P. Each of Messrs James Breyer and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Accel China Investors L.P. except to the extent of his pecuniary interest therein.

[9]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 8 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS Quan Zhou
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 21,235,880[10]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 21,235,880
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 21,235,880
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.52%[11]
12	TYPE OF REPORTING PERSON IN

[10]

Includes 16,366,490, 3,344,660 and 1,524,730 ordinary shares held by IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P. and IDG-Accel China Investors L.P., respectively. Each of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. is controlled by its general partner IDG-Accel China Growth Fund Associates L.P., which in turn is controlled by its general partner IDG-Accel China Growth Fund GP Associates Ltd. The two directors of IDG-Accel China Growth Fund GP Associates Ltd. are Quan Zhou and Patrick J. McGovern, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of Messrs Patrick McGovern and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Acccel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. except to the extent of his pecuniary interest therein. IDG-Accel China Investors L.P. is controlled by IDG-Accel China Investors Associates Ltd., its general partner. The two directors of IDG-Accel China Investors Associates Ltd. are Quan Zhou and James W. Breyer, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Investors L.P. Each of Messrs James Breyer and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Accel China Investors L.P. except to the extent of his pecuniary interest therein.

[11]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 9 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS Patrick J. McGovern
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 19,711,150[12]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 19,711,150
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 19,711,150
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.41%[13]
12	TYPE OF REPORTING PERSON IN

[12]

Includes 16,366,490 ordinary shares held by IDG-Accel China Growth Fund L.P. and 3,344,660 ordinary shares held by IDG-Accel China Growth Fund-A L.P. IDG-Accel China Growth Fund Associates L.P. Each of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. is controlled by its general partner IDG-Accel China Growth Fund Associates L.P., which in turn is controlled by its general partner IDG-Accel China Growth Fund GP Associates Ltd. The two directors of IDG-Accel China Growth Fund GP Associates Ltd. are Quan Zhou and Patrick J. McGovern, who jointly control voting and investment power over the shares owned by IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of Messrs Patrick McGovern and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Acccel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. except to the extent of his pecuniary interest therein.

[13]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

SCHEDULE 13G	Page 10 of 19 Pages

CUSIP No. 16890V100
1	NAMES OF REPORTING PERSONS James W. Breyer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,524,730[14]
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,524,730
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,524,730
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.11%[15]
12	TYPE OF REPORTING PERSON IN

[14]

Includes 1,524,730 ordinary shares held by IDG-Accel China Investors L.P, which is controlled by IDG-Accel China Investors Associates Ltd., its general partner. The two directors of IDG-Accel China Investors Associates Ltd. are Quan Zhou and James W. Breyer, who jointly control voting and investment power over the shares owned by IDG-Accel China Investors L.P. Each of Messrs James Breyer and Quan Zhou disclaims the beneficial ownership of any of the shares of us held by IDG-Accel China Investors L.P. except to the extent of his pecuniary interest therein.

[15]	Based on 136,821,600 outstanding ordinary shares as of December 31, 2010.

CUSIP No. 16890V100	SCHEDULE 13G	Page 11 of 19 Pages

Item 1	(a)	Name of Issuer:

China Kanghui Holdings (“Issuer”)

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

No.1-8 Tianshan Road, Xinbei District, Changzhou Jiangsu Province 213022, People’s Republic of China

Item 2	(a)	Name of Person Filing:

IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P., IDG-Accel China Investors L.P., IDG-Accel China Growth Fund Associates L.P., IDG-Accel China Growth Fund GP Associates Ltd., IDG-Accel China Investors Associates Ltd., Quan Zhou, Patrick J. McGovern and James W. Breyer

Item 2	(b)	Address of Principal Business Office or, If None, Residence

IDG-Accel China Growth Fund L.P.

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

IDG-Accel China Growth Fund-A L.P.

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

IDG-Accel China Investors L.P.

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

IDG-Accel China Growth Fund Associates L.P.

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

IDG-Accel China Growth Fund GP Associates Ltd.

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

IDG-Accel China Investors Associates Ltd.

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

Quan Zhou

Unit 1509, The Center

99 Queen’s Road

Central, Hong Kong

Patrick J. McGovern

One Exeter Plaza, 15th Floor

Boston, MA 02116-2851

James W. Breyer

428 University Avenue

Palo Alto, CA 94301

CUSIP No. 16890V100	SCHEDULE 13G	Page 12 of 19 Pages

Item 2	(c)	Citizenship

IDG-Accel China Growth Fund L.P. - Cayman Islands

IDG-Accel China Growth Fund-A L.P. - Cayman Islands

IDG-Accel China Investors L.P. - Cayman Islands

IDG-Accel China Growth Fund Associates L.P. - Cayman Islands

IDG-Accel China Growth Fund GP Associates Ltd. - Cayman Islands

IDG-Accel China Investors Associates Ltd. - Cayman Islands

Quan Zhou - United States

Patrick J. McGovern - United States

James W. Breyer - United States

Item 2	(d)	Title of Class of Securities:

Ordinary shares, par value $0.001 per share American Depository Shares, each representing six ordinary shares

Item 2	(e)	CUSIP Number:

16890V100

Item 3.	Statement Filed Pursuant to Rule 13d-1(b) or 13d-2(b) or (c):

Not applicable.

CUSIP No. 16890V100	SCHEDULE 13G	Page 13 of 19 Pages

Item 4.	Ownership

	(a)	Amount Beneficially Owned:

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:

IDG-Accel China Growth Fund L.P.	16,366,490 ordinary shares	11.96%	16,366,490 ordinary shares	0	16,366,490 ordinary shares	0

IDG-Accel China Growth Fund-A L.P.	3,344,660 ordinary shares	2.44%	3,344,660 ordinary shares	0	3,344,660 ordinary shares	0

IDG-Accel China Investors L.P.	1,524,730 ordinary shares	1.11%	1,524,730 ordinary shares	0	1,524,730 ordinary shares	0

IDG-Accel China Growth Fund Associates L.P.	19,711,150 ordinary shares	14.41%	19,711,150 ordinary shares	0	19,711,150 ordinary shares	0

IDG-Accel China Growth Fund GP Associates Ltd.	19,711,150 ordinary shares	14.41%	19,711,150 ordinary shares	0	19,711,150 ordinary shares	0

IDG-Accel China Investors Associates Ltd.	1,524,730 ordinary shares	1.11%	1,524,730 ordinary shares	0	1,524,730 ordinary shares	0

Quan Zhou	21,235,880 ordinary shares	15.52%	0	21,235,880 ordinary shares	0	21,235,880 ordinary shares

Patrick McGovern	19,711,150 ordinary shares	14.41%	0	19,711,150 ordinary shares	0	19,711,150 ordinary shares

James W. Breyer	1,524,730 ordinary shares	1.11%	0	1,524,730 ordinary shares	0	1,524,730 ordinary shares

The percentages of ownership set forth above are based on 136,821,600 ordinary shares outstanding as of December 31, 2010.

Includes 16,366,490, 3,344,660 and 1,524,730 ordinary shares held by IDG-Accel China Growth Fund L.P., IDG-Accel China Growth Fund-A L.P. and IDG-Accel China Investors L.P., respectively. Each of IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. is controlled by its general partner IDG-Accel China Growth Fund Associates L.P., which in turn is controlled by its general partner IDG-Accel China Growth Fund GP Associates Ltd. The two directors of IDG-Accel China Growth Fund GP Associates Ltd. are Quan Zhou and Patrick J. McGovern, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. Each of Messrs Patrick McGovern and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Acccel China Growth Fund L.P. and IDG-Accel China Growth Fund-A L.P. except to the extent of his pecuniary interest therein. IDG-Accel China Investors L.P. is controlled by IDG-Accel China Investors Associates Ltd., its general partner. The two directors of IDG-Accel China Investors Associates Ltd. are Quan Zhou and James W. Breyer, who jointly control voting and investment power over the ordinary shares owned by IDG-Accel China Investors L.P. Each of Messrs James Breyer and Quan Zhou disclaims the beneficial ownership of any of the ordinary shares held by IDG-Accel China Investors L.P. except to the extent of his pecuniary interest therein.

CUSIP No. 16890V100	SCHEDULE 13G	Page 14 of 19 Pages

Item 5.	Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of Group

Not applicable.

Item 10.	Certifications

Not applicable.

CUSIP No. 16890V100	SCHEDULE 13G	Page 15 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2011

IDG-Accel China Growth Fund L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou

Title:	Authorized Signatory

IDG-Accel China Growth Fund-A L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Investors L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Growth Fund Associates L.P.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Growth Fund GP Associates Ltd.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

IDG-Accel China Investors Associates Ltd.

By:	/s/ Quan Zhou
Name:	Quan Zhou
Title:	Authorized Signatory

CUSIP No. 16890V100	SCHEDULE 13G	Page 16 of 19 Pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 2011

Quan Zhou

By:	/s/ Quan Zhou
Name:	Quan Zhou

Patrick J. McGovern

By:	/s/ Patrick J. McGovern
Name:	Patrick J. McGovern

James W. Breyer

By:	/s/ James W. Breyer
Name:	James W. Breyer

CUSIP No. 16890V100	SCHEDULE 13G	Page 17 of 19 Pages

LIST OF EXHIBITS

Exhibit No.	Description

A	Joint Filing Agreement